FEDERAL HOME LOAN BANK OF CINCINNATI

NEWS RELEASE
For Immediate Release
April 13, 2007

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

THREE PUBLIC INTEREST DIRECTORS NAMED
TO FHLBANK CINCINNATI BOARD OF DIRECTORS

CINCINNATI – The Federal Housing Finance Board has appointed three public interest directors to the Board of Directors of the Federal Home Loan Bank of Cincinnati. The new directors are Grady Appleton of Akron, Ohio, Donald Ball of Lexington, Kentucky, and Charles Ruma of Columbus, Ohio.

Mr. Appleton has served as Executive Director of East Akron Neighborhood Development Corporation (EANDC), Ohio, for 25 years. Under his leadership, EANDC has built or rehabilitated more than 2,000 affordable homes, created more than 400 jobs and facilitated more than 100 new businesses. His housing finance leadership experience includes current board service with Ohio Capital Corporation, Ohio Equity Fund, Ohio Housing Council and Ohio Housing Trust Fund. Mr. Appleton has also been a member of the FHLBank’s Advisory Council since 1997.

Mr. Ball is co-founder of Ball Homes, Lexington, Kentucky, and creator of Barkham Inc. and LexLinc. Barkham is a nonprofit building/general contractor organization which donates all revenue to affordable housing activity. LexLinc is a private, nonprofit organization that works with welfare recipients to obtain employment. Mr. Ball is currently Chairman of Kentucky Housing Corp., the state’s housing finance agency. Mr. Ball previously served on the FHLBank Board as a public interest director from 2003-2005, and was appointed to the FHLBank’s Advisory Council in 2006. Mr. Ball has been recognized with dozens of civic and public service awards and has served on numerous professional and trade associations including Member, Life Director, and past local President of the Homebuilders Association.

Mr. Ruma is President and CEO, Virginia Homes Ltd., Columbus, Ohio. He has 36 years of real estate development experience in single-family, multi-family and commercial projects. Mr. Ruma serves on the Ohio Housing Finance Agency, the state’s housing agency, where he chairs the Single Family Committee. Mr. Ruma previously served on the Board as a public interest director from 2003-2005, where he chaired the Affordable Housing Committee. He is also a former President of the National Association of Homebuilders.

These appointments are effective immediately. Mr. Appleton and Mr. Ball have been appointed to three-year terms that began January 1, 2007. Mr. Ruma has been appointed to serve the remainder of a three-year term that began January 1, 2006.

The Board of Directors of the FHLBank Cincinnati has 10 directors elected by the FHLBank’s member financial institutions, and six “public interest” directors appointed by the Finance Board. The public interest directors are selected from nominees who represent consumer or community interest organizations involved in banking services, credit needs, housing, or financial consumer protections.

The FHLBank is an $81 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 741 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $243.4 million for the creation of 39,055 units of lower-income housing through its Affordable Housing Program since 1990, and $4.5 million to help 879 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

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